Exhibit 99.1

Gregory Walker	Ken Harris
Chief Financial Officer	Director of Marketing
Tel: (408) 938-6457	Tel: (408) 938-6473
Email: gregory.walker@pdf.com	Email: ken.harris@pdf.com

PDF Solutions Announces the Release of Exensio™-Test Augmenting Its Big Data Solution for IC Manufacturing

Test Module for Exensio™ Platform Enables IDM and Fabless Customers to

Better Manage, Control and Optimize Test Operations and Productivity

San Jose, Ca. (April 22, 2015) - The leading provider of yield improvement technologies and services for the integrated circuit (IC) process life cycle announced today the release of Exensio™-Test software for semiconductor companies. PDF Solutions is well known for its expertise in process equipment control with the Exensio Platform, comprising the Exensio™-Yield and Exensio™-Control modules for yield improvement as well as fault detection and classification. Based on customer feedback, PDF Solutions has now expanded the platform to address critical areas of test, packaging and assembly with its new Exensio-Test offering. This module combines technology gained through the acquisition of key semiconductor software assets from Salland Engineering entities with the Big Data capabilities of PDF’s Exensio Platform. This new module provides test floor operation, adaptive test and analysis technology that produces diagnostic and predictive information during test, assembly and packaging operations. This information is critical to optimizing customers’ test operations, productivity and yields.

Exensio-Test, now deployed and available worldwide, enables semiconductor manufacturers to improve the efficiency and quality of their testing, as well as experience these additional benefits:

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Significantly reduced test times through the implementation of real-time adaptive test algorithms. This reduction is required for advanced products and processes with stringent PPM (parts-per-million) defectivity requirements.

●	Reduced test time through optimization of test probe setup selection and simultaneous tester/prober recipe optimization.

●	Increased test productivity and insight into test floor efficiency across a variety of subcontractor and in-house test facilities with real-time alarms and actions.

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Linking of manufacturing data to root causes seen in wafer sort and final test, through utilization of advanced analysis, data mining and modeling features, as well as implementation of predictive alarms.

●	Co-optimization of overall equipment effectiveness (OEE), UPM, productivity and yield, when paired with PDF Solutions’ scribe CV® technologies. This enables customers to optimize adaptive test.

As part of the development of Exensio-Test, PDF Solutions acquired key semiconductor software assets from Salland Engineering entities. Salland Engineering’s solutions were successfully implemented for test, packaging and assembly management on a worldwide basis. As part of the asset purchase, PDF Solutions acquired the following products from Salland: SE Probe and related modules, Optimizer, MapWarehouse (MWH), SE Dana, Quest, Skeleton, CM-FT, CCT, SwifTest, TestScape, and TestVision. PDF Solutions continues to license and support these products as acquired from Salland, and will further develop and integrate them into the Exensio-Test module. PDF Solutions has already secured multi-year license and support agreements with many of Salland’s former customers for the continued use of these products.

“We’re happy to see that PDF has acquired these assets of Salland and excited to see integration of Salland’s testing technology to round out the Exensio platform and provide a seamless link between our manufacturing data and the data we see at our subcontractors and test facilities,” said Bob Lima, Director of Assembly and Test Operations at Peregrine Semiconductor.  “We look forward to leveraging the entire Exensio platform with the Exensio-Yield and Exensio-Control modules, to optimize our chip yields and realize its direct positive impact on our profitability.”

“PDF Solutions is currently providing customers unified access to process tool-level control, yield, and characterization data through our integrated FDC and YMS capabilities in Exensio,” said Said Akar, General Manager at PDF Solutions. “However, we also want to provide state-of-the art testing at the production level. Now with the Salland technology we acquired, our fabless and IDM customers can leverage this information to significantly improve their test productivity, reach higher production yields, lower PPM and achieve a faster time-to-market.”

Exensio-Test increases OEE of test cells through optimization of tester configurations, management of tester data, implementation of adaptive test algorithms, as well as other test floor management operations. This high level of testing is critical in many of today’s electronics products which have stringent PPM defectivity requirements. Exensio-Test also has advanced adaptive test capabilities and is able to simultaneously maximize OEE and UPM (units tested per hour).

Forward-Looking Statements

The statements in this press release regarding the expected performance and capabilities of PDF Solutions products and services and the statements regarding continued adoption by customers are forward looking and are subject to events and circumstances of the future. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with continued development, support, and market acceptance, and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K, most recently filed on March 3, 2015, for the year ended December 31, 2014, other Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, most recently filed for the quarter ended September 30, 2014, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in this press release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle. PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations. PDF Solutions’ Characterization Vehicle® (CV®) electrical test chip infrastructure provides the core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. Proprietary Template™ layout patterns provide optimum area, performance, and manufacturability for designing IC products. Exensio™-Yield provides world-class variability control in manufacturing by leveraging PDF Solutions’ industry-leading yield management technology and fault detection and classification (FDC) with Exensio™-Control software. Exensio™-Test leverages integration and analysis technology that produces diagnostic and predictive information that can be used to further optimize semiconductor yields.  Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. Exensio, Template and YieldAware are trademarks of PDF Solutions, Inc. or its subsidiaries.